Exhibit 5.1

March 6, 2023

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

Re:	Post-Effective Amendment on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Science 37 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-260828) (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed resale of up to 103,576,231 shares (the “Selling Holder Shares”) of common stock, par value $0.0001 per share, of the Company, which includes (i) up to 12,500,000 shares of common stock (the “Earn-out Shares”) that certain Company stockholders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions pursuant to that certain Agreement and Plan of Merger, dated as of May 6, 2021, by and among the Company (f/k/a LifeSci Acquisition II Corp.), LifeSci Acquisition II Merger Sub, Inc. and Science 37, Inc. (the “Merger Agreement”) and (ii) up to 8,949,597 shares of common stock reserved for issuance (the “Option Shares”) upon the exercise of outstanding options to purchase shares of common stock (the “Options”), pursuant to the applicable option agreements (each, an “Option Agreement”), by the selling stockholders listed in the Registration Statement, all of which Selling Holder Shares may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”).

In rendering this opinion, we have examined copies of (a) the Company’s Second Amended and Restated Certificate of Incorporation, (b) the Company’s Amended and Restated Bylaws, (c) the Registration Statement and Prospectus, (d) the Merger Agreement, and (e) copies of such other agreements, documents, instruments, and records as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company. For purposes of the opinions set forth in numbered paragraphs 2 and 3, we have assumed that, before the Earn-out Shares and Option Shares are issued, the Company will not issue shares of common stock or reduce the total number of shares of common stock that the Company is authorized to issue under its then-effective certificate of incorporation such that the number of unissued shares of common stock authorized under the certificate of incorporation is less than the number of the Earn-out Shares and Option Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Selling Holder Shares (excluding the Earn-out Shares and the Option Shares) have been duly authorized by all necessary corporate action of the Company, and such Selling Holder Shares are validly issued, fully paid and non-assessable.

2.	The Earn-out Shares have been duly authorized by all necessary corporate action of the Company and, when and if issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

March 6, 2023

3.	The Option Shares have been duly authorized by all necessary corporate action of the Company and, when and if issued upon exercise of the Options in accordance with the terms of the Options and the applicable Option Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion that the Company is obligated to issue Earn-out Shares under the Merger Agreement at any time. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

We have assumed that (a) each Option Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company, (b) each Option Agreement constitutes legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) the status of each Option Agreement as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Holder Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP